CODE OF ETHICS

                                  August 2000


I. INTRODUCTION

This Code of Ethics (the "Code") sets forth the policies and procedures of Foundation Advisers, Inc. ("FAI") and all TIFF-related investment vehicles ("TIFF vehicles"), including TIFF Investment Program, Inc. ("TIP"), TIFF Private Investment Program, and TIFF Absolute Return Pool, regarding business ethics, confidentiality, and trading in securities. These policies and procedures are mandatory and are designed to protect the business interests of TIP and FAI. This Code is adopted pursuant to Section 204A of the Investment Advisers Act of 1940 and Rule 17j-1 of the Investment Company Act of 1940 ("1940 Act").

II. INDIVIDUALS COVERED BY THE CODE OF ETHICS

The provisions of this Code apply to directors, officers and employees of FAI and the TIFF investment vehicles. It also applies to any employee or officer of Investors Capital Services, Inc. ("ICS") or Investors Bank & Trust Company ("IBT") who, as part of his or her regular duties for FAI or the TIFF vehicles, is involved with selecting portfolio securities, has access to information regarding future purchases or sales of portfolio securities, or makes any recommendation regarding the purchase or sale of securities ("Covered IBT/ICS Employees"). Unless otherwise noted, all references in Sections III-VI to directors, officers, and employees refer to directors, officers and employees of FAI and the TIFF vehicles and Covered IBT/ICS Employees. The Code does NOT apply generally to the disinterested directors of TIP, although those directors are subject to certain requirements, as described in Section VII of this Code.

Each individual covered by this Code is required to read and understand these policies and procedures and sign the Certification attached as Exhibit A. Failure to comply with these policies and procedures may result in civil and criminal liabilities, penalties or fines, imprisonment, legal prohibition against further employment in the securities industry, and dismissal from employment for cause. In the event of dismissal for cause, the individual may lose certain benefits from FAI and/or under applicable unemployment insurance laws. FAI shall investigate any matter for which the facts suggest that the Code has been violated.

All questions about the interpretation or application of the policies and procedures set forth in this Code should be addressed to the Director of Compliance, or his/her designated compliance officer. All individuals are encouraged to seek advice from counsel with respect to any action or transaction that may violate this Code and to refrain from any action or transaction which might lead to the appearance of a violation.

III. CONFIDENTIALITY


Directors, officers and employees have access to confidential information and may not use such information for any direct or indirect personal benefit. This restriction applies regardless of the source of such information and includes trading securities on the basis of such confidential information or advising others to trade on such basis.

Furthermore, no transactions may be executed by or on behalf of FAI or TIFF vehicles based upon any confidential information. However, FAI may "bunch" transactions in the same securities for TIFF vehicles in order to execute a single "bunched" transaction.

Information derived from any source (whether in the course of employment or otherwise) should be considered confidential if it is not known to have been publicly disseminated, e.g. disclosed in a press release, a major news publication, public disclosure documents such as prospectuses or other materials sent to shareholders or potential investors, or other publicly available materials.

Examples  of  confidential  information  include  information  concerning:   (a)
pre-execution securities transactions of TIFF vehicles or their underlying managers or funds; (b) policies of FAI or TIFF vehicles that are not publicly known; and (c) the operations or condition of FAI, the TIFF vehicles, or TIFF members.

PROCEDURES REGARDING CONFIDENTIAL INFORMATION

o    Never  disclose   confidential   information  to  any  outsider  (including
     relatives).

o Avoid making even casual remarks that might disclose information of a confidential nature or allow the appearance of such disclosure. This applies not only during work and in public places, but also at home and in all outside social contacts.

o Avoid discussing confidential matters in public places where outsiders may be present or where unauthorized personnel could obtain confidential information that they should not have (e.g., restaurants, building lobbies, theatres, sports arenas, etc.).

o    Avoid unnecessary copying of confidential documents.

o Avoid displaying documents containing confidential information in public places.

o Avoid leaving documents containing confidential information in conference rooms, on desks or in other locations where they may be seen by outsiders or by unauthorized personnel.

o Promptly destroy extra or unnecessary documents containing confidential information.

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

IV. BUSINESS ETHICS AND CONFLICTS OF INTEREST

These policies are intended to ensure that the interests of FAI, the TIFF vehicles, and TIFF's members take priority over the individual's own interests or benefits in all circumstances.

Directors, officers and employees should avoid any conflict of interest, the potential for conflict, or even the appearance of such conflict. Decisions about the best interests of FAI, the TIFF vehicles, and TIFF's members should not be compromised or appear to be compromised by one's investments or other interests outside the scope of one's employment, whether with FAI or with IBT or ICS. Questions of proper business ethics and conflicts of interest are often difficult to determine and to resolve. If there is any uncertainty about a given situation, please consult the Director of Compliance or a senior FAI officer for an interpretation of that situation before acting.

PROCEDURES REGARDING OUTSIDE ACTIVITY

o    Outside   activities   should  not  impair  one's  working   efficiency  or
     responsibilities.

o All positions as a director, officer, or advisor to other companies or organizations must be approved in advance. Covered IBT/ICS Employees or employees of IBT or ICS who also serve as officers of TIP or other TIFF vehicles)are not required to obtain advance approval of these positions; however, they are required to report them on a quarterly basis (see Exhibit
     D). Direct or indirect interests or investments in any dealer, broker, or other supplier of goods or services to FAI or the TIFF vehicles from which one might materially benefit because of the relationship with FAI and TIFF are prohibited (however, Covered IBT/ICS Employees and employees of IBT or ICS who also serve as officers of TIP or other TIFF vehicles are not hereby prohibited from investing in the securities issued by IBT).

o Generally, one is expected to handle personal finances, tax returns, and investments in a prudent manner to avoid potential embarrassment for FAI or TIFF as well as the potential for impairing one's productivity because of emotional factors.

o Directors, officers and employees should not accept any substantial gift ($100 or more) or excessive entertainment from any dealer or broker, customer or vendor, or any person or company seeking favor or business with FAI or TIFF. This policy may be cited as the reason for refusing such gifts or entertainment. In addition, officers and employees should not give such substantial gifts or excessive entertainment to others, especially personnel of brokers and dealers

V. STANDARDS OF CONDUCT

Directors, officers and employees  must not:

o    use any scheme to defraud FAI or the TIFF vehicles;

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

o do anything that would have the effect of defrauding or deceiving FAI or the TIFF vehicles;

o    falsely state a material fact to FAI or the TIFF vehicles;

o omit to state a material fact to FAI or the TIFF vehicles if the fact is necessary to ensure that such statements are not misleading, in light of the circumstances; or

o engage in any manipulative practice with respect to FAI or the TIFF vehicles.

VI.     PERSONAL TRADING AND REPORTING REQUIREMENTS

PERSONAL TRADING

All FAI officers and employees are subject to the following procedures pertaining to personal trading for their own accounts or for accounts in which the employee has beneficial ownership (e.g., a spouse or minor child, a relative sharing the same house, etc.). These requirements also extend to any account over which the employee has discretionary authority (e.g., trustee, executor, power of attorney, etc.).

o Each FAI officer and employee who, as part of his or her regular duties for FAI or the TIFF vehicles, is involved with selecting portfolio securities, has access to information regarding future purchases or sales of portfolio securities, or makes any recommendation regarding the purchase or sale of securities and Covered IBT/ICS Employees who are involved with selecting portfolio securities or makes any recommendation regarding the purchase or sale of securities must obtain prior written approval for private securities and initial public offering transactions. The individual may submit a request for approval that provides the proposed transaction date, name and description of the security, number of shares or amount of transaction, transaction type (purchase or sell), and any additional information that is relevant to the transaction. The individual must also indicate whether the security was made available to the TIFF vehicles and, if so, why FAI elected not to invest. The individual must represent to the Director of Compliance that the security is not being offered to the individual due to an expectation of favored treatment from FAI or the TIFF vehicles. See Exhibit C for a sample pre-approval form for private securities and IPOs.

o The Director of Compliance will respond as quickly as possible to all requests for pre-approval of transactions. Approval will be based on the determination that the transaction does not present or can be structured to avoid a material conflict of interest between the employee and FAI, the TIFF investment vehicles, or TIFF's members.

o Certain securities and transactions are exempt from these restrictions, as described below.

REPORTING

All directors, officers, and employees are subject to the following procedures pertaining to reporting for their own accounts or for accounts in which the officer or employee has beneficial ownership (e.g., a spouse or minor child, a relative sharing the same house, etc.). These requirements also extend to any account over which the officer or employee has discretionary authority (e.g., trustee, executor, power of attorney, etc.).


o    Each  director,   officer,  and  employee  must  disclose  on  a  quarterly
     disclosure form (see Exhibit D) any personal securities transactions, new brokerage accounts, and outside business activities.

o Each director, officer and employee must represent annually (see Exhibit B) that he or she has been in compliance with this Code of Ethics and also provide a current list of all personalsecurities holdings and brokerage accounts.

o Within ten days of being covered by this Code new directors, officers and employees are required to provide a current list of all personal securities holdings and brokerage accounts to establish a current record with FAI.

SECURITIES AND TRANSACTIONS EXEMPT FROM PRE-APPROVAL AND REPORTING REQUIREMENTS

Certain securities are exempt from the pre-approval and reporting requirements ("exempt securities") of this Code. Exempt securities are typically securities where trading is not likely to affect the price of the securities. Thus, it is unlikely that an individual would benefit from trading for a personal account at the same time that FAI or its underlying managers are trading on behalf of the TIFF vehicles. The following are exempt securities:

o    shares of registered mutual funds;

o    treasury bonds, treasury notes, treasury bills, US savings bonds, and other
     instruments   issued   by  the  US   government   or   its   agencies   and
     instrumentalities;

o debt instruments issued by a banking institution, such as bankers' acceptances, and bank certificates of deposit;

o    commercial paper;

o high quality short-term debt instruments, including repurchase agreements (any instrument that has a maturity at issuance of less than 366 days and that is rated in one of the two highest rating categories by S&P, Moody's, or Fitch IBCA/Duff & Phelps;;

o    municipal bonds; or

o options and futures contracts on broad-based market indices, commodities, currencies, or interest rates.

This Code's pre-approval procedures and reporting requirements do not apply to certain types of transactions ("exempt transactions") in which a director, officer or employee does not make an active investment decision:

o transactions over which the employee has no direct or indirect influence or control (e.g. corporate actions, dividend reinvestment plans, blind trusts, etc.) or in an account held by the employee which is managed on a discretionary basis by a person other than the employee and over which the employee does not influence or control the transactions;

o transactions that are not voluntary on the part of the employee (e.g. bond calls, stock splits, spin-offs);

o purchases of securities effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent that these rights were acquired from the issuer, and the sale of such rights;

o Purchases that are part of the IBT Employee Stock Purchase Plan. However, an initial purchase into the IBT Employee Stock Purchase Plan must be pre-cleared with the Director of Compliance or the designated compliance officer and reported on the first monthly report after starting the program. If a Covered IBT/ICS Employee ever contributes more than the automatic deduction to this plan, the transaction must be pre-cleared as if it were not an exempt transaction;

o other similar circumstances as determined by the Director of Compliance or the designated compliance officer.

VII.    OBLIGATIONS OF DISINTERESTED DIRECTORS

To the extent that a disinterested director of TIP should learn of any confidential information, that director should conduct himself or herself in accordance with the terms of Section III of this Code.

A disinterested director shall not:

o    use any scheme to defraud FAI or the TIFF vehicles;

o do anything that would have the effect of defrauding or deceiving FAI or the TIFF vehicles;

o    falsely state a material fact to FAI or the TIFF vehicles;

o omit to state a material fact to FAI or the TIFF vehicles if the fact is necessary to ensure your statements are not misleading, in light of the circumstances; or

o engage in any manipulative practice with respect to FAI or the TIFF vehicles.

If a disinterested director learns or, in the ordinary course of fulfilling his or her official duties as a director, should have known that during the 15-day period immediately before or after the director's transaction in a security, a TIFF vehicle purchased or sold or considered purchasing or selling the same security, then the director shall prepare and file with the Director of Compliance a transaction report in accordance with Exhibit D of this Code.

Ordinarily a disinterested director would not know of transactions or proposed transactions by any TIFF vehicle within this 15-day period. For example, board meetings are typically held seven or more weeks following the end of the quarter. Under these circumstances the "15-day rule," which is a direct SEC requirement, would not apply. Nevertheless, there are situations in which a director, in connection with his or her duties, may be informed of actions to be taken or recently taken by a portfolio manager. (One example would be a situation where the board of directors is being called upon to consider a valuation issue that arises in connection with a recent securities purchase by a TIP portfolio ). If this occurs, the director would be subject to the above requirements.

VIII.   ADMINISTRATION AND RECORDKEEPING

ADMINISTRATION

The Director of Compliance or the designated compliance officer shall be responsible for administering this Code and shall take all steps necessary to implement the provisions of the Code, including the following:

o reviewing all reports filed under the Code, determining whether all required reports have been filed, and obtaining copies of any overdue reports that have not yet been filed;

o determining whether the conduct of a Covered Person has violated any provision of the Code and, after consultation with other members of management as necessary, deciding on the appropriate action to be taken to respond to violations;

o preparing and providing annually to the directors of FAI and the TIFF vehicles a written report describing issues arising under this Code since the previous report to the directors, including information about material violations of this Code and remedial actions taken and sanctions imposed in response to those violations.

RECORDKEEPING

The Director of Compliance or the designated compliance officer shall preserve in an easily accessible place for five years:

o    this Code and any prior version;

o a list of persons who were required to make reports pursuant to this Code and any prior version;

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

o    a copy of each report made pursuant to this Code;

o    a record of any violation of this Code and any action taken thereon; and

o a record of any decision and, if applicable, the reasons supporting the decision, to approve the acquisition by an officer or employee of IPO or private placement securities under Section VI of this Code.

The Director of Compliance or designated compliance officer will maintain employee trading records. The records will be accessible only to the individual, Director of Compliance, designated compliance officer(s), the president and chief operating officer of FAI, and regulatory agencies as required by the 1940 Act. Records will be maintained for five years.

                                   EXHIBIT A

                             CERTIFICATE OF RECEIPT



I,                     , certify that I have received and reviewed a copy of
  --------------------
the Code of Ethics of FAI and TIP and that I understand the requirements therein and agree to be bound by its terms.





-------------------                             ----------------------------
Date                                            Signature

                                   EXHIBIT B

                         ANNUAL COMPLIANCE CERTIFICATE



I,                        , certify that I have received and read a copy of the
   ----------------------
Code of Ethics of FAI and TIP and agree to be bound by the Code. I further certify that no breach of this Code has occurred or is occurring and understand that any such breach of the Code is grounds for immediate dismissal for cause. I also certify that I have met all the reporting requirements of the Code.





------------------                              ------------------------------
Date                                            Signature

                                   EXHIBIT C

                 PROPOSED TRANSACTIONS SUBJECT TO PRE-APPROVAL



Employee
                                ---------------------------------------------
Security Name
                                ---------------------------------------------
Security Description
                                ---------------------------------------------
                                ---------------------------------------------
                                ---------------------------------------------
Transaction Date
                                ---------------------------------------------
Transaction Amount
                                ---------------------------------------------

Transaction Type                []  Purchase             [] Sell

Offered to TIFF/FAI             [] Yes                   [] No

Reason for TIFF/FAI
Not Investing                   ---------------------------------------------

                                ---------------------------------------------

                                ---------------------------------------------
Other Relevant Information
                                ----------------------------------------------

                                ----------------------------------------------

                                ----------------------------------------------

Employee Signature
                                ----------------------------------------------
Date Submitted
                                ----------------------------------------------

------------------------------------------------------------------------------
------------------------------------------------------------------------------
FAI Approval
                                ----------------------------------------------

Date Approved
                                ----------------------------------------------

                                   EXHIBIT D

  QUARTERLY SUMMARY OF TRANSACTIONS, BROKERAGE ACCOUNTS AND OUTSIDE ACTIVITIES

Covered Person
                                --------------------------------------------
For Quarter Ending
                                --------------------------------------------

PERSONAL INVESTMENTS

NOTE: PURCHASES AND SALES OF SECURITIES OF MUTUAL FUNDS NEED NOT BE REPORTED.

Transaction     Purchase        Security        Number          Price
Date            or Sell         Description     of Shares       per Share       Broker

----------      -----------     ------------    ----------      ---------       ----------
----------      -----------     ------------    ----------      ---------       ----------
----------      -----------     ------------    ----------      ---------       ----------
----------      -----------     ------------    ----------      ---------       ----------
----------      -----------     ------------    ----------      ---------       ----------

[] I did not engage in any purchases, sales, or other transactions during this quarter.


PRIVATE AND IPO SECURITIES

[]   I maintain no private securities investments.

[] I maintain only private securities investments that were reported prior to this quarter.

[] I invested in the following private securities and IPOs during this quarter (prior approval required for FAI and TIP employees and officers who, as part of his or her regular duties for FAI or the TIFF vehicles, is involved with selecting portfolio securities, has access to information regarding future purchases or sales of portfolio securities, or makes any recommendation regarding the purchase or sale of securities) and Covered IBT/ICS Employees:

     -------------------------------------------------------------------------
     -------------------------------------------------------------------------
     -------------------------------------------------------------------------

BROKERAGE ACCOUNTS

[] I established the following brokerage accounts during the quarter:

Broker/Dealer                   Account Number                Date Established
Name

--------------------            ----------------------        -----------------

--------------------            ----------------------        -----------------

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OUTSIDE BUSINESS ACTIVITIES

[]   I am not engaged in any outside business  activities.
I am engaged in only those outside business activities that have been previously approved.



Employee Signature                                      Date
                  ------------------------------             -----------------

------------------------------------------------------------------------------
------------------------------------------------------------------------------

FAI Approval                                            Date
            -------------------------------------           -------------------








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